Exhibit 99.1

Bull Horn Holdings Corp. Announces Pricing of $75,000,000 Initial Public Offering

New York, NY, October 29, 2020 (GLOBE NEWSWIRE) – Bull Horn Holdings Corp. (the “Company”) announced today that it priced its initial public offering of 7,500,000 units, at $10.00 per unit. The units will be listed on the Nasdaq Capital Market (“Nasdaq”) and will begin trading on October 30, 2020, under the ticker symbol “BHSEU”. Each unit consists of one share of the Company’s ordinary shares and one redeemable warrant, each warrant entitling the holder thereof to purchase one half of one ordinary share of the Company at a price of $11.50 per whole share. Warrants are exercisable only for a whole number of ordinary shares. Once the securities comprising the units begin separate trading, the ordinary shares and warrants are expected to be listed on Nasdaq under the symbols “BHSE” and “BHSEW,” respectively.

The offering is expected to close on November 3, 2020, subject to customary closing conditions.

The Company is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any business or industry, it intends to focus its search on leading sports, entertainment and brand companies that have potential for brand and commercial growth. The Company is led by Chief Executive Officer, Robert Striar, and Chief Financial Officer, Christopher Calise. In addition to Messers Striar and Calise, the Board of Directors includes Stephen Master, Michael Gandler, Jeff Wattenberg, Doug Schaer and Baron Davis.

Imperial Capital, LLC and I-Bankers Securities, Inc. are acting as joint book-running managers and Northland Securities, Inc. is serving as co-manager of the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 1,125,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. Copies of the preliminary prospectus relating to the offering and final prospectus, when available, may be obtained from Imperial Capital, LLC at 10100 Santa Monica Blvd., Suite 2400, Los Angeles, CA 90067, Attn: Prospectus Department.

A registration statement and post-effective amendment to the registration statement relating to these securities have been filed with, and declared effective by, the Securities and Exchange Commission (“SEC”) on October 29, 2020.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Robert Striar
Chief Executive Officer
Bull Horn Holdings Corp.
info@bullhornse.com | (305) 671-3341